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                                                                    EXHIBIT 12.2

                             PAINE WEBBER GROUP INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In thousands of dollars)


                                        Six Months
                                      Ended June 30,                         Years Ended December 31,
                                                      ----------------------------------------------------------------------
                                          1996           1995           1994           1993           1992           1991
                                       ----------     ----------     ----------     ----------     ----------     ----------
Income before taxes                    $  294,942     $  102,677     $   44,385     $  407,576     $  339,115     $  226,247
                                       ----------     ----------     ----------     ----------     ----------     ----------

Fixed charges:

  Interest                                948,932      1,969,811      1,428,653      1,130,712        879,242      1,056,124

  Interest factor in rents                 29,408         59,491         51,102         50,133         45,962         43,804
                                       ----------     ----------     ----------     ----------     ----------     ----------

  Total fixed charges                     978,340      2,029,302      1,479,755      1,180,845        925,204      1,099,928
                                       ----------     ----------     ----------     ----------     ----------     ----------

Income before taxes and
  fixed charges                        $1,273,282     $2,131,979     $1,524,140     $1,588,421     $1,264,319     $1,326,175
                                       ==========     ==========     ==========     ==========     ==========     ==========

Ratio of earnings to fixed charges            1.3            1.1            1.0            1.3            1.4            1.2
                                       ==========     ==========     ==========     ==========     ==========     ==========



For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings and that portion of rental expense estimated to be representative of the interest factor.